EXHIBIT 23.3

CONSENT OF PRICEWATERHOUSECOOPERS, LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 8, 2005 relating to the financial statements, which appears in Bridge Capital Holdings' Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers, LLP
San Francisco, California
August 9, 2007